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                                                                      EXHIBIT 23






                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference of our reports dated January 24, 2001, on the consolidated balance sheets of Qwest Communications International Inc. (the "Company") as of December 31, 2000 and of USW-C, Inc., its predecessor, as of December 31, 1999 and 1998, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000, included in this Form 10-K/A for the year ended December 31, 2000 and into the Company's previously filed Registration Statements on Form S-4/A 333-81149 and on Forms S-4 333-92523 and 333-71603.

/s/ Arthur Andersen LLP

Denver, Colorado,
 August 17, 2001.